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                                                                Exhibit 10.6

                            STOCK PURCHASE AGREEMENT

                                  by and among

                              APPNET SYSTEMS, INC.,
                                     (Buyer)

                           RESEARCH & PLANNING, INC.,
                                      (RPI)

                                       and

                  THE SHAREHOLDERS OF RESEARCH & PLANNING, INC.
                             (collectively, Sellers)

                          Dated as of October 20, 1998

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                               TABLE OF CONTENTS

                                                                            Page

1. DEFINITIONS................................................................1

2. PURCHASE AND SALE OF RPI SHARES............................................6
        (a) Basic Transaction.................................................6
        (b) Purchase Price....................................................6
        (c) Adjusted Net Worth of RPI Adjustment..............................7
        (c) The Closing.......................................................7
        (d) Deliveries at the Closing.........................................8

3. REPRESENTATIONS AND WARRANTIES OF EACH SELLER..............................8
               (a) Authorization of Transaction...............................8
               (b) Noncontravention...........................................9
               (c) Broker's Fees..............................................9
               (d) RPI Shares.................................................9
        Representations and Warranties of the Buyer...........................9
               (a) Organization of the Buyer..................................9
               (b) Authorization of Transaction..............................10
               (c) Noncontravention..........................................10
               (d) Brokers' Fees.............................................11
               (e) Investment................................................11
               (f) Buyer's Capitalization....................................11
               (g) Buyer Shares..............................................11
               (i) Financial Statements......................................11
               (j) Undisclosed Liabilities...................................12
               (k) Litigation................................................12
        (l) Contracts........................................................12

5. REPRESENTATIONS AND WARRANTIES CONCERNING RPI.............................13
        (a) Organization, Qualification, and Corporate Power.................14
        (b) Capitalization...................................................14
        (c) Noncontravention.................................................14
        (d) Subsidiaries.....................................................15
        (e) Financial Statements.............................................15
        (f) Events Subsequent to the Most Recent Fiscal Year End.............15
        (g) Undisclosed Liabilities..........................................17
        (h) Tax Matters......................................................17
        (i) Tangible Assets..................................................18


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        (j) Owned Real Property..............................................18
        (k) Intellectual Property............................................19
        (l) [Reserved].......................................................19
        (m) Contracts........................................................19
        (n) Notes and Accounts Receivable....................................20
        (o) Powers of Attorney...............................................20
        (p) Insurance........................................................21
        (q) Litigation.......................................................21
        (r) Employees........................................................21
        (s) Employee Benefits................................................21
        (t) Guaranties.......................................................23
        (u) Environment, Health, and Safety..................................23
        (v) Legal Compliance.................................................23
        (w) Certain Business Relationships with RPI..........................24
        (x) Brokers' Fees....................................................24

6. COVENANTS.................................................................24
        (a) General..........................................................24
        (b) Litigation Support...............................................24
        (c) Additional Tax Matters...........................................25
        (d) Covenant Not to Compete..........................................25
        (e) Section 338(h)(10) Election......................................25
        (g) Employment Agreements............................................27
        (h) Incentive Compensation Program...................................27
        (i) Option Grants....................................................28
        (k) Confidentiality..................................................28

7. CLOSING DELIVERIES........................................................28
        (a) Closing Deliveries of the Sellers and RPI........................28
        (b) Closing Deliveries of the Buyer..................................29

8. REMEDIES FOR BREACHES OF THIS AGREEMENT...................................30
        (a) Survival.........................................................30
        (b) Indemnification Provisions for Benefit of the Buyer..............31
        (c) Indemnification Provisions for Benefit of the Sellers............34
        (d) Matters Involving Third Parties..................................35
        (e) Exclusive Remedy.................................................36
        (f) Payment..........................................................36
        (g) Arbitration with Respect to Certain Indemnification Matters......37

9. MISCELLANEOUS.............................................................38
        (a) Press Releases and Announcements.................................38


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        (b) No Third-Party Beneficiaries.....................................38
        (c) Entire Agreement.................................................38
        (d) Succession and Assignment........................................38
        (e) Facsimile/Counterparts...........................................38
        (f) Descriptive Headings.............................................39
        (g) Notices..........................................................39
        (h) Governing Law....................................................41
        (i) Amendments and Waivers...........................................41
        (j) Severability.....................................................41
        (k) Expenses.........................................................42
        (l) Construction.....................................................42
        (m) Incorporation of Exhibits, Annexes, and Schedules................42
        (n) Specific Performance.............................................42


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                     LIST OF EXHIBITS, ANNEXES AND SCHEDULES

EXHIBITS

Exhibit A            Form of Equity Subscription Agreement
Exhibit B            RPI Financial Statements
Exhibit C            Joinder to Stockholders Agreement
Exhibit D            Form of Seller Employment Agreement
Exhibit E            Form of Buyer's Subordinated Notes
Exhibit F            Joinder to the Registration Agreement
Exhibit G-1          Form of Legal Opinion of Sellers and R&P's Legal Counsel
Exhibit G-2          Form of Legal Opinion of Buyer's Legal Counsel
Exhibit H            Buyer Financial Statements
Exhibit I            Form of Stock Option Agreement


SCHEDULES

Closing Determination
Allocation Schedule
Buyer's Capitalization Schedule
Sellers' and RPI's Disclosure Schedule
Option Allocation Schedule
VLP Allocation Schedule


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                            STOCK PURCHASE AGREEMENT

            This STOCK PURCHASE AGREEMENT ("Agreement") is entered into as of the 20th day of October, 1998, by and among APPNET SYSTEMS, INC., a Delaware corporation (the "Buyer"), RESEARCH & PLANNING, INC., a Massachusetts corporation ("RPI"), and Thomas H. Rauh and William Rosenfeld (collectively, the "Sellers"). The Buyer, RPI and the Sellers are referred to herein individually as a "Party" and collectively as the "Parties."

                                    Recitals

            A. The Sellers collectively own all of the outstanding capital stock of RPI.

            B. This Agreement contemplates a transaction in which the Buyer will purchase from the Sellers and the Sellers will sell to the Buyer all of the outstanding capital stock of RPI.

                                    Agreement

            Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

            1. Definitions.

            "Adjusted Net Worth of RPI" means, for the purposes set forth in
Section 2(c) the total assets of RPI less the total liabilities of RPI, calculated in accordance with GAAP applied on a consistent basis with RPI's past practice; provided, however, that in calculating the Adjusted Net Worth of RPI,

                  (i) no material increase in the intangible assets of RPI (which intangible assets do not include accounts receivable or work-in-process) since June 30, 1998 shall be included in calculating the Adjusted Net Worth of RPI without the written consent of Buyer, and

                  (ii) net profits for the month in which the Closing Date occurs shall be calculated on a pro-rata basis by multiplying the aggregate amount of net profits at the close of such month by a fraction, the denominator of which shall be the total number of business days in such month and the numerator of which shall be the number of business days in the period from and including the first day of such month through and including the day before the Closing Date; and

                  (iii) no impacts of the following matters shall be included:

                        (A) the transactions contemplated by this Agreement (except with respect to the payment of expenses in accordance with Section 9(k)),

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                        (B) the conversion by RPI to a "C" corporation from an
"S" corporation for tax purposes,

                        (C) the conversion by RPI to the accrual basis of tax accounting from the cash basis of tax accounting, or

                        (D) the making of any election under Section 338(h)(10) of the Code (including the prerequisite election under Section 338 of the Code) and any similar state law provisions in all applicable states which permit corporations to make such elections pursuant to Section 6(e).

            "Adverse Consequences" means all damages from complaints, actions, suits, proceedings, claims, demands, judgments, orders, decrees, injunctions, penalties, fines, amounts paid in settlement, liabilities, obligations, taxes, liens and losses, and all reasonable fees and expenses reasonably incurred in connection therewith, including all reasonable attorneys' fees and court costs reasonably incurred.

            "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

            "Affiliated Group" means any affiliated group within the meaning of Code Sec. 1504 (or any similar group defined under a similar provision of state, local or foreign law).

            "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms the reasonable basis for any specified consequence.

            "Buyer" has the meaning set forth in the preface above.

            "Buyer Common Stock" means the Buyer's Common Stock, par value $.0005 per share.

            "Buyer Financial Statements" has the meaning set forth in Section 4(h) below.

            "Buyer's Shares" means the 2,000,000 shares of Buyer Common Stock which are to be issued to the Sellers pursuant to this Agreement.

            "Buyer's Subordinated Notes" means the notes of Buyer substantially in the form of Exhibit E attached hereto.

            "Cash Portion of the Purchase Price" has the meaning set forth in
Section 2(b) below.

            "Closing" has the meaning set forth in Section 2(d) below.

            "Closing Date" has the meaning set forth in Section 2(d) below.


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            "Code" means the Internal Revenue Code of 1986, as amended.

            "Confidential Information" means all confidential information and trade secrets of RPI including, without limitation, the identity, lists or descriptions of any customers, referral sources or organizations; financial statements or other financial information; contract proposals, or bidding information; business plans and training and operations methods and manuals; personnel records; fee structure; and management systems, policies or procedures, including related forms and manuals; provided, however, that the Confidential Information shall not include information which (i) was or becomes generally available to the public other than as a result of a its wrongful disclosure by the receiving party, (ii) was or becomes available to the receiving party on a non-confidential basis from a source other than the Buyer or its advisors without breach of this Agreement, provided that such source is not known to such receiving party to be bound by a confidentiality agreement or otherwise prohibited from transmitting the information to the receiving party by a contractual, legal or fiduciary obligation known to such receiving party,
(iii) was within receiving party's possession prior to its being furnished to such receiving party by or on behalf of Buyer without breach of this Agreement, provided that the source of such information is not known to such receiving party to be bound by a confidentiality agreement or otherwise prohibited from transmitting the information to the receiving party by a contractual, legal or fiduciary obligation known to such receiving party, or (iv) which is required to be and actually is disclosed by operation of law.

            "Controlled Group of Corporations" has the meaning set forth in Code Sec. 1563, as modified by Code sec. 414(b).

            "Customer Contract or Agreement" means any agreement whereby RPI provides computer or software implementation or support or project service and/or related information technology consulting services to a third party.

            "Deferred Intercompany Transaction" has the meaning set forth in Treas. Reg. ss.1.1502-13.

            "Disclosure Schedule" means the Disclosure Schedule setting forth the Sellers' exceptions to the representations and warranties set forth in Sections 3 and 5 below.

            "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or Material fringe benefit plan or program.

            "Employee Pension Benefit Plan" has the meaning set forth in ERISA Sec. 3(2).

            "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Sec. 3(1).

            "Equitable Exceptions" shall have the meaning set forth in Section 3(a)(i) below.


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            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

            "Extremely Hazardous Substance" has the meaning set forth in Sec. 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

            "Fiduciary" has the meaning set forth in ERISA Sec. 3(21).

            "Funded Indebtedness" means all (i) indebtedness of RPI for borrowed money or other interest-bearing indebtedness; (ii) capital lease obligations of RPI; (iii) obligations of RPI to pay the deferred purchase or acquisition price for goods or services, other than trade accounts payable or accrued expenses in the ordinary course of business on no more than 90 day payment terms; and (iv) indebtedness of others guaranteed by RPI or secured by an Security Interest on RPI's property, other than endorsements of negotiable instruments (such as checks from payors of the Company's accounts receivables) in the Ordinary Course of Business.

            "GAAP" means generally accepted accounting principles, consistently applied, as in effect from time to time.

            "Indemnified Party" has the meaning set forth in Section 8(d) below.

            "Indemnifying Party" has the meaning set forth in Section 8(d) below.

            "Intellectual Property" means all (a) trademarks, service marks, trade dress, logos, trade names, and corporate names and registrations and applications for registration thereof, (b) copyrights and registrations and applications for registration thereof, (c) computer software, data, and documentation, (d) trade secrets and confidential business information (including formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, research and development information, drawings, specifications, designs, plans, technical data, copyrightable works, and customer and supplier lists and information, (e) other proprietary rights, and (f) copies and tangible embodiments thereof (in whatever form or medium).

            "Key Employees" means Sam Sliman and Rich Labbadia.

            "Knowledge" means (a) with respect to each Seller, information which is actually known by such Seller and (b) with respect to RPI, actual knowledge of the Sellers.

            "Liability" means any liability, debt, obligation, amount or sum due (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due), excluding any liability for Taxes.

            "Most Recent Financial Statements" means the Financial Statements for and as of the Most Recent Fiscal Year End.

            "Most Recent Fiscal Year End" has the meaning set forth in Section 5(e) below.


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            "Multiemployer Plan" has the meaning set forth in ERISA Sec. 3(37).

            "Notes Portion of the Purchase Price" has the meaning set forth in
Section 2(b) below.

            "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice.

            "Party" has the meaning set forth in the preface above.

            "Prohibited Transaction" has the meaning set forth in ERISA Sec. 406 and Code Sec. 4975.

            "Purchase Price" has the meaning set forth in Section 2(b) below.

            "Registration Agreement" means that certain Registration Agreement dated June 29, 1998 by and among Buyer and the stockholders of Buyer.

            "RPI" has the meaning set forth in the preface above.

            "RPI's Business" means the business of providing computer support or project services to, writing custom software for, and implementing related consulting services for business customers.

            "RPI Financial Statements" has the meaning set forth in Section 5(e) below.

            "RPI Shares" means all outstanding shares of the common stock, $.10 par value per share, of RPI.

            "Securities Act" means the Securities Act of 1933, as amended.

            "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge, or other lien, other than (a) mechanic's, materialmen's and similar liens, (b) liens for Taxes not yet due and payable (or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings), (c) liens arising under workers' compensation, unemployment insurance, social security, retirement, and similar legislation, (d) liens arising in connection with sales of foreign receivables, (e) liens on goods in transit incurred pursuant to documentary letters of credit, (f) purchase money liens and liens securing rental payments under capital lease arrangements, and (g) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

            "Sellers" has the meaning set forth in the preamble above.

            "Stock Portion of the Purchase Price" has the meaning set forth in
Section 2(b) below.


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

            "Stockholders Agreement" means that certain Stockholders Agreement dated June 29, 1998 by and among Buyer and the stockholders of Buyer.

            "Stub Period Financial Statements" means the Financial Statements for and as of the Stub Period End.

            "Stub Period Balance Sheet" means the balance sheet included in the Stub Period Financial Statements.

            "Stub Period End" has the meaning set forth in Section 5(e) below.

            "Subsidiary" means any corporation with respect to which another specified corporation has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

            "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto.

            "Tax Return" means any federal, foreign, state and local governmental tax return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

            "VLP Plan" means RPI's VLP incentive compensation plan.

            2. Purchase and Sale of RPI Shares

                  (a) Basic Transaction. On the terms and subject to the conditions of this Agreement, the Buyer agrees to purchase from each Sellers, and each Seller agrees to sell to the Buyer, all of his respective RPI Shares for the consideration specified below in this Section 2.

                  (b) Purchase Price. The purchase price for RPI Shares (the "Purchase Price") shall be composed of the Cash Portion of the Purchase Price, the Stock Portion of the Purchase Price and the Notes Portion of the Purchase Price, each as defined below. The Buyer agrees to pay to the Sellers in the aggregate the sum of (i) $13,500,000, subject to any adjustment, if any, made pursuant to paragraph (c) below, in cash (the "Cash Portion of the Purchase Price"); (ii) 2,000,000 shares of Buyer Common Stock (the "Stock Portion of the Purchase Price"); and (iii) Buyer's Subordinated Notes in substantially the form of Exhibit E hereto and with an aggregate principal amount of $1,000,000 (the "Notes Portion of the Purchase Price"). The Cash Portion of the Purchase Price, the Stock Portion of the Purchase Price and the Notes Portion of the Purchase Price shall be paid or issued by Buyer to Sellers at the Closing by the delivery to the Sellers of immediately available funds, certificates representing Buyer's Shares and Buyer's Subordinated Notes, in the respective amounts set forth on the Allocation Schedule next to such Seller's name.


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

Each acquirer of Buyer's Shares shall enter into an Equity Subscription Agreement in the form attached hereto as Exhibit A. Cash will be paid in lieu of any fractional shares which would otherwise be issued in accordance with this Agreement.

                  (c) Adjusted Net Worth of RPI Adjustment. The Cash Portion of the Purchase Price shall be adjusted downward on a dollar-for-dollar basis by the amount by which the Adjusted Net Worth of RPI is less than $1,300,000 (the "Minimum Net Worth") as of the close of business on the day prior to the Closing Date. The Adjusted Net Worth of RPI as of the close of business on the day prior to Closing Date shall initially be determined by the Sellers and RPI in good faith prior to the Closing Date and attached hereto as a Schedule (, as so attached the "Closing Determination") and, if necessary, the Cash Portion of the Purchase Price shall be adjusted at the Closing in accordance with the Closing Determination. Following the Closing Date, the Adjusted Net Worth of RPI as of the close of business on the day prior to Closing Date shall be determined by Arthur Andersen ("AA") in accordance with the terms of this Agreement (at the expense of the Buyer), which determination (the "AA Determination") shall be submitted in writing to the Buyer and the Sellers not later than sixty (60) days after the Closing. Unless the Sellers object in writing to the AA Determination within ten business days of the receipt of such determination, the AA Determination shall be final, conclusive and binding on the Parties. If an objection is raised by Sellers, the parties will negotiate in good faith to achieve a mutually satisfactory resolution; provided, however, if such a resolution cannot be reached within thirty (30) days from receipt of the AA Determination, the parties may proceed to arbitrate the issue pursuant to the procedures set forth in Section 8(g)(ii) below. If no objection is made (or, if an objection was made but the dispute is resolved), Sellers shall pay to Buyer by wire transfer the amount, if any, by which the amount of the AA Determination is less than the Minimum Net Worth (less any deduction against the Cash Portion of the Purchase Price as a result of the Closing Determination) within ten (10) days after the receipt of the AA Determination (or, if an objection was made but the dispute is resolved, then within ten (10) days after the date on which the parties resolved such dispute). If the AA Determination shows that the deduction made on the Closing Date against the Cash Portion of the Purchase Price as a result of the Closing Determination was greater than the adjustment to be made as a result of the AA Determination, the Buyer shall pay the Sellers by wire transfer the difference within ten (10) days after the receipt of the AA Determination. At Buyer's option, Buyer may effect any such adjustment in its favor against the Buyer Subordinated Notes by allowing each Seller to surrender a portion of the Buyer Subordinated Notes held by such Seller (valued at the principal amount thereof that is surrendered plus all accrued but unpaid interest thereon).

                  (d) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Hogan & Hartson L.L.P. in Washington, D.C. commencing at 9:00 a.m. local time upon the execution and delivery of this Agreement by each of the Parties hereto, or such other date as the Buyer and the Sellers may mutually determine (the "Closing Date").

                  (e) Deliveries at the Closing. At the Closing, (i) the Sellers will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 7(a) below, (ii) the Buyer will deliver to the Sellers (as applicable) the various certificates, instruments, and documents referred to in Section 7(b) below, (iii) each of the Sellers will deliver to the Buyer stock certificates representing all of his RPI Shares, endorsed in blank or accompanied by duly executed assignment documents, and (iv) the Buyer will deliver to the Sellers the consideration specified in Section 2(b) above.

                  (e) Transfer Taxes. The Sellers shall pay any state transfer taxes arising solely from the transfer of the RPI Shares to the Buyer. For avoidance of doubt, the Sellers shall not be obligated to pay any state transfer, sales, use or other similar taxes arising from the transfer of the RPI Shares to Buyer that are attributable to or incurred in connection with any election under Section 338(h)(10) of the Code (including the prerequisite election under Section 338 of the Code) or any similar state law provisions in any applicable states which permit corporations to make such elections made pursuant to Section 6(e) hereof.

            3. Representations and Warranties of each Seller . Each Seller, severally and not jointly, represents and warrants to the Buyer that the statements set forth in this Section 3 are correct and complete as follows as of the date of this Agreement, except as set forth in the Disclosure Schedule delivered by the Sellers and RPI to the Buyer on the date hereof and initialed by the parties:

                  (a) Authorization of Transaction. The Seller has full power and authority to execute and deliver this Agreement, his joinder to Stockholders Agreement, his joinder to Registration Agreement and his Equity Subscription Agreement and to perform his obligations hereunder and thereunder. This Agreement, his joinder to Stockholders Agreement, his joinder to Registration Agreement and his Equity Subscription Agreement have been duly executed and delivered by the Seller. This Agreement, his joinder to Stockholders Agreement, his joinder to Registration Agreement and his Equity Subscription Agreement constitute the valid and legally binding obligations of the Seller, enforceable in accordance with their terms, except that (i) such enforceability may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws, decisions or equitable principles now or hereafter in effect relating to or affecting the enforcement of creditors' rights or debtors' obligations generally or non-competition arrangements, and to general equity principles, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (the terms of clauses (i) and (ii) are sometimes collectively referred to as the "Equitable Exceptions"). The Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of, any government or governmental agency in order to consummate the transactions contemplated by this Agreement, his joinder to Stockholders Agreement, his joinder to Registration Agreement (other than those required under the Securities Act and any applicable state securities laws) and his Equity Subscription Agreement.

                  (b) Noncontravention. Neither the execution and the delivery of this Agreement, his joinder to Stockholders Agreement, his joinder to Registration Agreement and his Equity Subscription Agreement by the Seller, nor the consummation of the transactions contemplated hereby or thereby by the Seller, will (A) violate any statute, regulation, rule, judgment, order, decree, stipulation, or injunction of any government, governmental agency or court to which the Seller is subject or (B) except as set forth in Section 3(b) of the Disclosure Schedule, conflict with, result in a breach of, constitute a default under, or require any notice under, any material contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or instrument representing indebtedness for borrowed money to which the Seller is a party or by which he is bound, or under any Security Interest to which his RPI Shares are subject.

                  (c) Broker's Fees. Except for payments to Wallace Willmore Cromwell & Co., LLC, which shall be borne by RPI, the Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

                  (d) RPI Shares. The Seller holds of record and owns beneficially the number of RPI Shares set forth next to his name in
      Section 3(d) of the Disclosure Schedule, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Security Interests, options, and warrants. The Seller is not a party to (or has otherwise waived all rights under) any option, warrant, right, contract, or other agreement or commitment providing for the disposition or acquisition of any capital stock of RPI (other than this Agreement). The Seller is not a party to (or has otherwise terminated) any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of RPI.

            4. Representations and Warranties of the Buyer. The Buyer hereby represents and warrants to the Sellers that the statements contained in this
Section 4 are correct and complete as of the date of this Agreement.

                  (a) Organization of the Buyer. The Buyer and each of its existing Subsidiaries as of the date hereof (i.e., AppNet of Maryland, Inc. ("AMD"), AppNet of Michigan, Inc. ("AMI"), Software Services Corporation ("SSC"), New Media Publishing, Inc. ("NMP") and Century Computing, Incorporated ("Century"), each a wholly-owned Subsidiary of Buyer, and AppNet Commerce Systems, Inc. ("ACSI"), a 50%-owned Subsidiary of Buyer) is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation. Buyer owns of record and beneficially all, in the case of AMD, AMI, SSC, NMP and Century or 50% in the case of ACSI, of the outstanding capital stock of each of such Subsidiaries. The Buyer and each of such Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified would not have a material adverse effect on the assets, liabilities, business, financial condition or results of operation of the Buyer (a "Material Adverse Effect on Buyer"). The Buyer and each Subsidiary of the Buyer has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Buyer has delivered to the Sellers correct and complete copies of the charter and bylaws of the Buyer (as amended to date). The Buyer is not in default under or in violation of any provision of its charter or bylaws.

                  (b) Authorization of Transaction. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement, the Buyer's Subordinated Notes, the joinder to Stockholders Agreement, the joinder to Registration Agreement and the Equity Subscription Agreements and to perform its obligations hereunder and thereunder. This Agreement, the Buyer's Subordinated Notes, the joinder to Stockholders Agreement, the joinder to Registration Agreement and the Equity Subscription Agreements have been duly executed and delivered by the Buyer. This Agreement, the Buyer's Subordinated Notes, the joinder to Stockholders Agreement, the joinder to Registration Agreement and the Equity Subscription Agreements constitute the valid and legally binding obligations of the Buyer, enforceable in accordance with their terms and conditions except for the Equitable Exceptions. The Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of, any government or governmental agency in order to consummate the transactions contemplated by this Agreement, the Buyer's Subordinated Notes, the joinder to Stockholders Agreement, the joinder to Registration Agreement (other than those required under the Securities Act and any applicable state securities laws) or the Equity Subscription Agreements.

                  (c) Noncontravention. Neither the execution and the delivery of this Agreement, the Buyer's Subordinated Notes, the joinder to Stockholders Agreement, the joinder to Registration Agreement and the Equity Subscription Agreements by the Buyer, nor the consummation of the transactions contemplated hereby or thereby by the Buyer, will (i) violate any statute, regulation, rule, judgment, order, decree, stipulation or injunction, of any government, governmental agency, or court to which the Buyer or any of its Subsidiaries is subject, except to the extent that such violation does not or would not result in a Material Adverse Effect on Buyer; or (ii) violate any provision of the certificate of incorporation or bylaws of the Buyer; or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any material contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest, or other arrangement to which the Buyer or any of its Subsidiaries is a party or by which the Buyer or any of its Subsidiaries is bound or to which any of the assets of the Buyer or any of its Subsidiaries is subject; or (iv) other than in connection with or as required by Buyer's senior secured credit facility with BankBoston, N.A., result in the creation or imposition of any Security Interest on any asset of the Buyer or any of its Subsidiaries.

                  (d) Brokers' Fees. Except for payments to Training Dynamics Institute, Inc., which shall be borne by Buyer, neither the Buyer nor any of its Subsidiaries has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Sellers or RPI could become liable or obligated.

                  (e) Investment. The Buyer is not acquiring RPI Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

                  (f) Buyer's Capitalization. Buyer's authorized, issued and outstanding capital stock (including options and warrants) as of the date hereof is as set forth in the Buyer's Capitalization Schedule attached hereto ("Buyer's Cap Schedule"). All of the issued and outstanding shares of Buyer's capital stock (including the issued and outstanding shares of Buyer Common Stock) have been duly authorized and validly issued and are fully paid and nonassessable, and have not been issued in violation of any preemptive, first refusal or other subscription rights of any stockholder of the Buyer or any other person. Except as set forth in the Buyer's Cap Schedule, there are no outstanding or authorized options, warrants, rights, contracts, rights to subscribe, conversion rights, or other agreements or commitments to which the Buyer is a party or which are binding upon the Buyer providing for the issuance, disposition, or acquisition of any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, or similar rights with respect to the Buyer. Except for the Stockholder's Agreement, there are no voting trusts, proxies, or any other agreements or understandings with respect to the voting of the capital stock of the Buyer.

                  (g) Buyers Shares. The Buyers Shares to be issued to Sellers pursuant to this Agreement have been duly authorized and, when issued in accordance with the terms and conditions of this Agreement and the Equity Subscription Agreement, will be validly issued, fully paid, and nonassessable and will not have been issued in violation of any preemptive, first refusal or other subscription rights of any stockholder of the Buyer or any other person. The Buyers Shares to be issued to Sellers pursuant to this Agreement will not be subject to any restrictions imposed by or through the Buyer, other than restrictions imposed by the Securities Act and any applicable state securities laws or pursuant to the Stockholders Agreement or the Registration Agreement.

                  (h) Financial Statements. Attached hereto as Exhibit H are the following Buyer financial statements ("collectively, the "Buyer Financial Statements"): (A) unaudited consolidated balance sheet and statement of income and changes in stockholders' equity as of and for the nine-month period ended August 31, 1998 for Buyer and its Subsidiaries, and (B) consolidated balance sheet of each of Software Services Corporation and Arbor Intelligent Systems, Inc. as at December 31, 1997, and consolidated statements of income of each of Software Services Corporation and Arbor Intelligent Systems, Inc. for the fiscal year then ended. The Buyer Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and fairly present the financial condition of Buyer or one of its Subsidiaries (as the case may be) as of such dates, and are consistent with the books and records of Buyer or one of its Subsidiaries (as the case may be) (which books and records are correct and complete), subject to normal adjustments upon audit and the absence of footnotes. The Buyer has delivered to the Sellers the unaudited pro forma combined balance sheet and unaudited pro forma statement of operations of Buyer and its Subsidiaries as of and for the eight months ended August 31, 1998.

                  (i) Undisclosed Liabilities Neither the Buyer nor any of its Subsidiaries has any Funded Indebtedness, Taxes or other Liability (and there is no Basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against Buyer giving rise to any Liability) which is individually in excess of $25,000, except for (i) Liabilities set forth on the face of Buyer's Financial Statements or the unaudited pro forma combined balance sheet of Buyer and its Subsidiaries as of August 31, 1998 delivered as set forth above in
      Section 4(h), and (ii) Liabilities which have arisen after the date of the pro forma combined balance sheet in the Ordinary Course of Business of the Buyer and its Subsidiaries (none of which relates to any breach of contract, breach of warranty, tort, infringement, or violation of law or arose out of any charge, complaint, action, suit, proceedings, hearing, investigation, claim, or demand).

                  (j) Litigation Neither Buyer nor any of its Subsidiaries (i) is subject to any unsatisfied judgment, order, decree, stipulation, injunction, or charge or (ii) is a party or, to the Knowledge of Buyer and the directors and officers (and employees with responsibility for litigation matters) of Buyer, is threatened to be made a party to any charge, complaint, action, suit, proceeding, hearing, or investigation of or in any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

                  (k) Contracts. The Buyer has delivered to the Sellers a correct and complete copy of the material transaction documents and/or closing binders for each of the following written arrangements:

                        (i) the equity purchase transaction, together with all
            related stockholder and registration agreements entered into by the parties in connection therewith, pursuant to that certain Purchase Agreement dated as of June 29, 1998, among Buyer, GTCR Golder Rauner, LLC and the other stockholders of Buyer, in each case as amended or supplemented to date (including instruments pursuant to which other parties have become parties to such agreements);

                        (ii) Buyer's senior credit facility pursuant to that
            certain Revolving Credit Agreement dated as of August 25, 1998 among Buyer, BankBoston, N.A. and the other lending institutions set forth on Schedule 1 thereto, and BankBoston, N.A., as Agent, as amended or supplemented to date, which facility was terminated on October 13, 1998 and replaced with the arrangements described in clause (vi) below;

                        (iii) Buyer's acquisition, through SSC Acquisition Sub
            #1, Inc., a wholly-owned Subsidiary formed for such purpose, and merger with Software Services Corporation ("SSC"), pursuant to that certain Merger Agreement dated as of July 31, 1998, among such Subsidiary, SSC and the stockholder of SSC, as amended or supplemented to date;

                        (iv) Buyer's acquisition, through NMP Acquisition Sub
            #1, Inc., a wholly-owned subsidiary formed for such purpose, and merger with New Media Publishing, Inc. ("NMP"), pursuant to that certain Merger Agreement dated as of October 2, 1998, among such Subsidiary, NMP and the shareholders of NMP, as amended or supplemental to date; and

                        (v) Buyer's acquisition, through AppNet/Century, Inc. a
            wholly-owned Subsidiary formed for such purpose, and merger with and into Century Computing, Incorporated ("Century") on October 13, 1998, pursuant to that certain Merger Agreement dated as of September 17, 1998, among such Subsidiary, Century and the shareholders of Century, as amended or supplemented to date.

                        (vi) Buyer's senior credit facilities, pursuant to (A)
            that certain $20,000,000 demand note dated October 13, 1998 issued by Buyer in favor of BankBoston, N.A., (B) that certain $20,000,000 demand note dated October 13, 1998 issued by Buyer in favor of Harris Trust and Savings Bank, and (C) related guaranties issued in favor of such banks by GTCR Fund VI, L.P.

                  With respect to each such written arrangement: (x) the written arrangement is legal, valid, binding, enforceable, and in full force and effect, subject to the Equitable Exceptions; (y) the Buyer or its Subsidiary that is a party to such agreement or arrangement is not, nor to the Knowledge of Buyer, is any other party, in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration, under the written arrangement; and (z) the Buyer and its Subsidiaries have not and, to the Knowledge of Buyer, no other party has, repudiated any provision of the written arrangement. Each of the acquisitions of businesses by Buyer or its Subsidiaries contemplated by the agreements set forth in clauses (iii), (iv) and (v) has been consummated.

            5. Representations and Warranties Concerning RPI. The Sellers, jointly and severally, represent and warrant to the Buyer that, subject to the specific qualifications and limitations set forth herein, the statements contained in this Section 5 are correct and complete as of the date of this Agreement, except as set forth in the Disclosure Schedule delivered by RPI to the Buyer on the date hereof and initialed by the Parties (the "Disclosure Schedule").

                  (a) Organization, Qualification, and Corporate Power. RPI is a corporation duly organized, validly existing, and in good standing under the laws of the Commonwealth of Massachusetts. Except as disclosed in Section 5(a) of the Disclosure Schedule, RPI is duly authorized to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except for those jurisdictions where the failure to be so qualified would not have a material adverse effect on the assets, Liabilities, business, financial condition or results of operations of RPI (a "Material Adverse Effect on RPI"). RPI has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Section 5(a) of the Disclosure Schedule lists the directors and officers of RPI in office prior to the Closing. The Sellers have delivered to the Buyer correct and complete copies of the charter and bylaws of RPI (as amended to date). The Sellers have delivered to Buyer correct and complete copies of the minute books containing the records of meetings and/or resolutions of the stockholders, the board of directors, and any committees of the board of directors, the stock certificate books and the stock record books of RPI. RPI is not in default under or in violation of any provision of its charter or bylaws.

                  (b) Capitalization. The entire authorized capital stock of RPI consists of 100,000 shares of common stock, of which 10,000 are issued and outstanding. All of the issued and outstanding RPI Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the Sellers. There are no outstanding or authorized options, warrants, rights, contracts, rights to subscribe, conversion rights, or other agreements or commitments to which RPI is a party or which are binding upon RPI providing for the issuance, disposition, or acquisition of any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, or similar rights with respect to RPI. There are no voting trusts, proxies, or any other agreements or understandings with respect to the voting of the capital stock of RPI that have not been, or are not being, terminated in connection with the transactions contemplated by this Agreement.

                  (c) Noncontravention. Except as disclosed on the Disclosure Schedule, neither the execution and the delivery of this Agreement by RPI, nor the consummation of the transactions contemplated hereby by RPI, will (i) violate any statute, regulation, rule, judgment, order, decree, stipulation or injunction of any government, governmental agency, or court to which RPI is subject, except to the extent any such violation does not or would not result in a Material Adverse Effect on RPI, or (ii) violate any provision of the charter or bylaws of RPI, or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest, or other arrangement to which RPI is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). RPI does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

                  (d) Subsidiaries. RPI has no Subsidiaries.

                  (e) Financial Statements. Attached hereto as Exhibit B are the following RPI financial statements (collectively the "RPI Financial Statements"): (i) the unaudited balance sheets and statements of income and retained earnings and cash flows of RPI as of and for the fiscal years ended December 31, 1996 and 1997 (with December 31, 1997 constituting the "Most Recent Fiscal Year End") which have been reviewed by Moody, Cavanaugh & Company, LLP,
(ii) the unaudited balance sheet and income statement of RPI as of and for the six months ended June 30, 1998, and (iii) the unaudited balance sheet and income statement of RPI as of and for the nine months ended September 30, 1998 (the "Stub Period

End"). The RPI Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, fairly present the financial condition of RPI as of such dates, and are consistent with the books and records of RPI (which books and records are correct and complete in all material respects), subject in the case of interim financial statements to normal adjustments upon review or audit and the absence of footnotes.

                  (f) Events Subsequent to the Most Recent Fiscal Year End. Since December 31, 1997, except as set forth on the Disclosure Schedule, there has not been any material adverse change in the assets, Liabilities, business, financial condition, or results of operations of RPI. Without limiting the generality of the foregoing since that date, except as set forth on the Disclosure Schedule:

                        (i) RPI has not entered into any lease or sublease
            either involving more than $25,000 or outside the Ordinary Course of Business;

                        (ii) no party has notified RPI in writing of any
            termination or cancellation of any outstanding Customer Contract or Agreement that generated more than $250,000 of revenues during 1997 or the first six months of 1998;

                        (iii) RPI has not imposed any Security Interest upon any
            of its material assets, tangible or intangible;

                        (iv) RPI has not made any capital expenditure (or series
            of related capital expenditures) either involving more than $50,000 individually or $250,000 in the aggregate, or outside the Ordinary Course of Business;

                        (v) RPI has not made any capital investment in, any loan
            to, or any acquisition of the securities or assets of any other person (or series of related capital investments, loans, and acquisitions) involving more than $50,000 in the aggregate;

                        (vi) RPI has not created, incurred, assumed, or
            guaranteed any indebtedness (including capitalized lease obligations) involving more than $25,000 individually or in the aggregate or outside the Ordinary Course of Business;

                        (vii) RPI has not delayed or postponed (beyond its
            normal practice) the payment of any accounts payable and other Liabilities;

                        (viii) RPI has not canceled, compromised, waived, or
            released any right or claim (or series of related rights and claims) either involving more than $50,000 or outside the Ordinary Course of Business;

                        (ix) there has been no change made or authorized in the
            charter or bylaws of RPI, other than in connection with this Agreement and the transactions contemplated hereby;

                        (x) RPI has not declared, set aside, or paid any
            dividend or distribution with respect to its capital stock nor redeemed, purchased, or otherwise acquired any of its capital stock, other than as disclosed in the RPI Financial Statements or as contemplated by this Agreement;

                        (xi) RPI has not made any consulting or other payment or
            distribution to the Sellers, other than as disclosed in the RPI Financial Statements or as contemplated by this Agreement;

                        (xii) RPI has not experienced any damage, destruction or
            loss involving more than $50,000 (whether or not covered by insurance) to its property;

                        (xiii) RPI has not made any loan to, or entered into any
            other transaction with, any of the Sellers or any of its other employees giving rise to any claim or right on its part against the person or on the part of such person against it;

                        (xiv) RPI has not entered into any written employment
            contract other than in the Ordinary Course of Business or collective bargaining agreement, or modified in any material respect the terms of any existing such contract or agreement with any of its full-time staff employees other than in the Ordinary Course of Business;

                        (xv) RPI has not granted an increase outside the
            Ordinary Course of Business in the base compensation of any of its directors, officers, and employees (other than the Sellers);

                        (xvi) RPI has not granted an increase in the base
            compensation, nor has RPI made any payments or promises or commitments to make any other payments (other than salary and reimbursement of customary expenses), to any of the Sellers, including without limitation bonuses (other than distributions pursuant to the VLP Plan in the Ordinary Course of Business);

                        (xvii) RPI has not adopted any (A) bonus, (B)
            profit-sharing, (C) incentive compensation, (D) pension, (E) retirement, (F) medical, hospitalization, life, or other insurance,
            (G) severance, or (H) other plan, contract or commitment for any of its directors, officers, and employees, or modified or terminated any existing such plan, contract or commitment;

                        (xviii) RPI has not made any other change in employment
            terms for any of its directors, officers, and full-time staff employees;

                        (xix) RPI has not made or pledged to make any charitable
            or other capital contribution outside the Ordinary Course of Business; and

                        (xx) RPI has not entered into any agreement committing
            to any of the foregoing.

                  (g) Undisclosed Liabilities. RPI does not have any Liability (and, to Sellers' knowledge, there is no basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand against RPI giving rise to any Liability) which is individually in excess of $25,000, except for (i) Liabilities set forth on the face of the Stub Period Balance Sheet, (ii) Liabilities described on Disclosure Schedule, (iii) Liabilities which have arisen in connection with this Agreement and the transactions contemplated hereby, and (iv) Liabilities which have arisen after the Stub Period End in the Ordinary Course of Business (none of which relates to any breach of contract, breach of warranty, tort, infringement, or violation of law or arose out of any charge, complaint, action, suit, proceedings, hearing, investigation, claim, or demand).

                  (h) Tax Matters. Except as set forth on Exhibit 5(h) of the Disclosure Schedule,

                        (i) RPI has filed all Tax Returns that it was required
            to file. All such Tax Returns were correct and complete in all material respects. All Taxes shown as due on any Tax Return of RPI based on operations through the Stub Period End have been paid or accrued on the Stub Period Balance Sheet. RPI currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made in writing by any taxing authority in a jurisdiction where RPI does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of RPI that arose in connection with any failure (or alleged failure) to pay any Tax, other than for Taxes that are not yet due which are accrued for since the Most Recent Fiscal Year End.

                        (ii) RPI has withheld and paid all Taxes required to
            have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party.

                        (iii) Neither Sellers nor any of the officers of RPI
            have received any written notice that any taxing authority intends to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of RPI either (A) to the Knowledge of RPI, claimed or raised by any authority in writing or (B) as to which the Sellers have Knowledge based upon personal contact with any agent of such authority. The Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to RPI for taxable periods ended on or after December 31, 1990, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Sellers have delivered to the Buyer correct and complete copies of all federal income Tax Returns filed, examination reports received, and statements of deficiencies assessed against or agreed to, by RPI since December 31, 1990.

                        (iv) RPI has not waived any statute of limitations in
            respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                        (v) RPI has not filed a consent under Code Sec. 341(f)
            concerning collapsible corporations. Immediately prior to the sale of the RPI Shares pursuant to this Agreement, RPI will be a "Small business corporation" (as defined in Section 1361(b) of the Code but without regard to paragraph (1)(C) thereof). Each Seller is a United States person within the meaning of Section 7701(a)(30) of the Code. RPI is not a party to any Tax allocation or sharing agreement. RPI has never been (nor has any Liability for unpaid Taxes because it once was) a member of an Affiliated Group filing a consolidated federal income Tax Return and has never incurred any Liability for the Taxes of any Person under Treas. Reg. ss.1.1502-6 (or any similar provision of state, local, or foreign law).

                        (vi) The Company has made a valid election under Section
            1362 of the Code and any corresponding state or local provisions to be an S corporation within the meaning of Section 1361 of the Code for all taxable years (or portions thereof) beginning on or after June 1, 1987, and no such S election has been terminated (whether voluntarily, involuntarily or inadvertently, including, without limitation, by taking any action defined in Section 1362(d) of the
            Code) since such date, other than in connection with the transactions contemplated by this Agreement.

                  (i) Tangible Assets. RPI owns or leases substantially all tangible assets necessary for the conduct of its businesses as presently conducted and as presently proposed to be conducted. Each such tangible asset is in good operating condition and repair (subject to normal wear and tear).

                  (j) Real Property Interests. RPI does not own nor does it have any interest in any real property or improvements thereon (other than the leases disclosed in the Disclosure Schedule, and the leasehold improvements (subject to any lease provision concerning the ownership of leasehold improvements) relating to the same) nor does RPI have any options, agreements or contracts under which it has the right or obligation to acquire any interest in any real property or improvements, other than those real property leases disclosed in the Disclosure Schedule (the "RPI Leases"). Sellers have delivered to the Buyer correct and complete copies of the RPI Leases, each of which is a legal, valid, binding and enforceable obligation of RPI (subject to the Equitable Exceptions). RPI is not and, to the Knowledge of Sellers, no other party to the RPI Leases is in breach or default of the terms thereof, nor has RPI nor, to the Knowledge of Sellers, any other party, repudiated any material provision thereof. Except as set forth in the Disclosure Schedule, RPI has not assigned, transferred, conveyed, mortgaged or encumbered any portion of RPI's leasehold interest in the RPI Leases.

                  (k) Intellectual Property.

                        (i) The Disclosure Schedule sets forth a list and brief
            description of all trademarks, service marks, copyrights and registrations and applications for registration thereof owned by RPI. RPI has good title to or the right to use (pursuant to valid licenses or similar rights) all the Intellectual Property necessary for the conduct of the RPI's business as presently conducted, and neither RPI nor Sellers have Knowledge of any infringement by RPI on any Intellectual Property right of others, and neither RPI nor Sellers have Knowledge of any infringement by others of any such rights owned by RPI. RPI's licensing arrangements in respect of any third party-owned Intellectual Property do not require RPI to pay royalties or similar payments, except as set forth in the Disclosure Schedule.

                        (ii) All personnel, including employees, agents,
            consultants, and contractors, who have contributed to or participated in the conception and development of any Intellectual Property owned by RPI necessary for the conduct of the RPI's business as presently conducted have executed the nondisclosure agreements set forth in the Disclosure Schedule.

                        (iii) All of the material computer software, computer
            firmware, computer hardware (whether general or special purpose), and other similar or related items of automated, computerized, and/or software system(s) that are necessary for RPI's internal business operations will not malfunction, will not cease to function, will not generate incorrect data, and will not produce incorrect results when processing, providing, and/or receiving (i) date-related data into and between the twentieth and twenty-first centuries and (ii) date-related data in connection with any valid date in the twentieth and twenty-first centuries.

                  (l) [Reserved]

                  (m) Contracts. The Disclosure Schedule lists the following written contracts, agreements, and other written arrangements to which RPI is a party:

                        (i) any written agreement (or group of related written
            agreements) for the lease of personal property from or to a third party providing for lease payments in excess of $25,000 per annum;

                        (ii) any written Customer Contract or Agreement (or
            group of related written Customer Contract or Agreements) which involved revenues for RPI during the fiscal year ended December 31, 1997 or the six months ended June 30, 1998 of more than the sum of $250,000;

                        (iii) any written partnership or joint venture
            agreement;

                        (iv) any written agreement (or group of related written
            agreement) under which it has created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) indebtedness (including capitalized lease obligations) involving more than $25,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

                        (v) any written arrangement requiring RPI not to compete
            with another party;

                        (vi) any written arrangement with any of its directors,
            officers, or employees, or any of its Affiliates; and

                        (vii) any other written arrangement (or group of related
            written arrangements) either involving more than $100,000 per annum.

      The Sellers have delivered or made available to the Buyer a correct and complete copy of each written arrangement listed in the Disclosure Schedule in response to this Section 5(m). With respect to each written arrangement so listed: (A) the written arrangement is legal, valid, binding and enforceable obligation of RPI, subject to the Equitable Exceptions; (B) RPI is not, nor to the Knowledge of Sellers is any other party, in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration, under the written arrangement; and (C) RPI has not, nor to the Knowledge of Sellers has any other party, repudiated any provision of the written arrangement. To the Knowledge of the Sellers, RPI has not been notified in writing that any of its customers intends either to dispute charges under or terminate early any material Customer Contract or Agreement.

                  (n) Notes and Accounts Receivable. All notes and accounts receivable of RPI (i) are reflected properly on its books and records, (ii) were acquired in the Ordinary Course of Business and (iii) to the Knowledge of the Sellers, are not subject to material setoffs or counterclaims and are collectible in accordance with their terms in the Ordinary Course of Business, subject to either the reserve for bad debts set forth on the face of the Stub Period Balance Sheet or an appropriate reserve for bad debts to be determined in the Ordinary Course of Business consistent with past practice.

                  (o) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of RPI.

                  (p) Insurance. The Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which RPI has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past three (3) years:

                        (i) the name address and telephone number of the agent;

                        (ii) the name of the insurer, the name of the
            policyholder, and the name of each covered insured;

                        (iii) the policy number and the period of coverage;

                        (iv) the scope and amount (including a description of
            how deductibles and ceilings are calculated and operate) of coverage; and

                        (v) a description of any material retroactive premium
            adjustments or other loss sharing arrangements.

      With respect to each such insurance policy: (A) RPI is not in breach or default (including with respect to the payment of premiums or the giving of notices), and, to the Knowledge of the Sellers, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default or permit termination, modification, or acceleration under the policy; and (B) no party to the policy has repudiated any provision thereof in writing. Except as set forth in the Disclosure Schedule, RPI has been covered during the past three
(3) years by insurance in scope and amount customary and reasonable for the business in which it was engaged during such period.

                  (q) Litigation. The Disclosure Schedule sets forth each instance in which RPI (i) is subject to any unsatisfied judgment, order, decree, or injunction, or (ii) is a party or, to the Knowledge of the Sellers, is threatened to be made a party to any complaint, action, suit, proceeding, or, to the Knowledge of the Sellers, investigation of or in any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

                  (r) Employees. To the Knowledge of the Sellers, no key employee has any plans to terminate employment with RPI. RPI is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. The Sellers have no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of RPI.

                  (s) Employee Benefits. The Disclosure Schedule lists all Employee Benefit Plans that RPI maintains or to which RPI contributes for the benefit of any current or former employee of RPI.

                        (i) Each Employee Benefit Plan (and each related trust
            or insurance contract) complies in form and in operation in all material respects with the applicable requirements of ERISA and the Code.

                        (ii) All required reports and descriptions, if any,
            (including Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Sec. 4980B have been met with respect to each Employee Welfare Benefit Plan that is a group plan as defined in Section 5000(b)(1) of the Code.

                        (iii) All contributions (including all employer
            contributions and employee salary reduction contributions) which are due have been paid to each Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of RPI. All premiums or other payments which are due for all periods ending on or before the Closing Date have been paid with respect to each Employee Welfare Benefit Plan.

                        (iv) Each Employee Benefit Plan which is an Employee
            Pension Benefit Plan meets the requirements of a "qualified plan" under Code Sec. 401(a) and has received a favorable determination letter from the Internal Revenue Service, and that nothing has occurred since the receipt of such letter that would materially affect the tax qualified status of each such Employee Pension Benefit Plan.

                        (v) The market value of assets under each Employee
            Pension Benefit Plan (other than any Multiemployer Plan) equals or exceeds the present value of Liabilities thereunder (determined on an accumulated benefit obligation basis) as of the last day of the most recent plan year.

                        (vi) There have been no non-exempt Prohibited
            Transactions with respect to any Employee Benefit Plan. No Fiduciary has incurred any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Employee Benefit Plans. No charge, complaint, action, suit, or proceeding with respect to the administration or the investment of the assets of any Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of the Sellers, threatened.

                        (vii) The Sellers have delivered to the Buyer correct
            and complete copies of (A) the plan documents and summary plan descriptions, (B) the most recent determination letter received from the Internal Revenue Service, (C) the most recent Form 5500 Annual Report, and (D) all related trust agreements, insurance contracts, and other funding agreements which implement each Employee Benefit Plan.

      RPI does not contribute to, has never contributed to, nor ever has been required to contribute to any Multiemployer Plan or any Employee Pension Benefit Plan subject to Title IV of ERISA. RPI does not maintain, nor has it ever maintained or contributed to, or ever has been required to contribute to any Employee Welfare Benefit Plan providing health, accident, or life insurance benefits to former employees, their spouses, or their dependents (other than in accordance with Code Sec. 4980B).

                  (t) Guaranties. RPI is not a guarantor nor is it otherwise liable for any Liability or obligation (including indebtedness) of any other person, except for endorsements of negotiable instruments (such as checks from payors of RPI's accounts receivables) by RPI in the Ordinary Course of Business.

                  (u) Environment, Health, and Safety. To the Knowledge of the Sellers, RPI has complied in all material respects with all laws (including rules and regulations thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning the environment, public health and safety, and employee health and safety, and no charge, complaint, action, suit, or proceeding has been filed or commenced against RPI alleging any failure to comply with any such law or regulation.

                  (v) Legal Compliance. Except as it would not, individually or in the aggregate, have a Material Adverse Effect on RPI:

                        (i) RPI has complied with all laws (including rules and
            regulations thereunder) of federal, state, local, and foreign governments (and all agencies thereof).

                        (ii) RPI has complied with all applicable laws
            (including rules and regulations thereunder) relating to the employment of labor, employee civil rights, hiring of engaging non-United States citizens, and equal employment opportunities.

                        (iii) RPI has not violated in any respect or received a
            notice or charge asserting any violation of the Sherman Act, the Clayton Act, the Robinson-Patman Act, or the Federal Trade Act, each as amended.

                        (iv) RPI has not:

                              (A) made or agreed to make any contribution,
                  payment, or gift of funds or property to any governmental official, employee, or agent where either the contribution, payment, or gift or the purpose thereof was illegal under the laws of any federal, state, local, or foreign jurisdiction;

                              (B) established or maintained any unrecorded fund
                  or asset for any purpose, or made any false entries on any books or records for any reason; or

                              (C) made or agreed to make any contribution, or
                  reimbursed any political gift or contribution made by any other person, to any candidate for federal, state, local, or foreign public office in excess of $500.

                        (v) RPI has filed in a timely manner all reports,
            documents, and other materials it was required to file (and the information contained therein was correct and complete in all respects) under all applicable laws (including rules and regulations thereunder).

                        (vi) RPI has possession of all records and documents it
            was required to retain under all applicable laws (including rules and regulations thereunder).

                  (w) Certain Business Relationships with RPI. Except as set forth in the Disclosure Schedule, neither the Sellers nor any of their respective Affiliates has been involved in any business arrangement or relationship with RPI within the past twelve (12) months other than customary employment relationships, and neither the Sellers nor any of their respective Affiliates owns any material property or right, tangible or intangible, which is used in the business of RPI.

                  (x) Brokers' Fees. Except for payments to Wallace Willmore Cromwell & Co., LLC, which shall be borne by RPI, RPI does not have any Liability or obligation to pay any fees or commissions to any broker, finder, or similar representative with respect to the transactions contemplated by this Agreement.

            6. Covenants. The Parties covenant and agree as follows:

                  (a) General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8 below).

                  (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving RPI, each of the other Parties will cooperate with him or it and his or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8 below).

                  (c) Additional Tax Matters. The Buyer shall cause RPI (at RPI's sole cost and expense) to file with the appropriate governmental authorities all Tax Returns required to be filed by it for any taxable period ending prior to the Closing Date and RPI shall remit any Taxes due by RPI (net of any paid estimated taxes, credits or prepaid taxes in respect of such Taxes) in respect of such Tax Returns; provided, however, that Buyer shall provide Sellers with at least sixty (60) days to review any such Tax Returns prior to their filing (such review to be at Sellers' sole cost and expense) and if such Sellers determine that there is a dispute, Sellers shall submit such objection in accordance with the notice procedures set forth in Section 8(i). Buyer and Sellers recognize that each of them will need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by the Buyer and/or RPI to the extent such records and information pertain to events occurring on or prior to the Closing Date; therefore, Buyer shall cause RPI to (A) to properly retain and maintain such records for a period of seven
(7)
years from the date the Tax Returns for the year in which the Closing occurs are filed or until six (6) months after the expiration of the statute of limitations as may be extended by law from time to time that applies to the Tax Return in question (i.e., including Tax Returns for years preceding the year in which the Closing occurs), whichever is later, and (B) allow the Sellers and their agents and representatives at times and dates mutually acceptable to the Parties, to inspect, review and make copies of such records as such other party may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours and at the other Party's expense.

                  (d) Covenant Not to Compete. For a period of three (3) years from the Closing Date, each Seller will not, directly or indirectly, as principal, agent, trustee or through the agency of any corporation, partnership, or association, (i) own, manage, control, participate in, render services for, or in any manner engage in any activity or business competing with RPI's Business in the United States of America, (ii) service or solicit any business competing with RPI's Business from any customer of RPI, (iii) request or advise any customer of RPI to withdraw, curtail or cancel such customer's business with RPI, or (iv) knowingly solicit for employment any person employed by RPI at any time within the one-year period immediately preceding such solicitation; provided, however, that no owner of less than five percent (5%) of the outstanding stock of any publicly traded corporation shall be deemed to engage solely by reason thereof in any of its businesses. For purposes of this Agreement, the Parties have agreed to allocate to each Seller $25,000 of the Purchase Price to the covenant not to compete contained in this Section 6(d).

                  (e) Section 338(h)(10) Election. If in Buyer's sole discretion such an election is deemed to be desirable, Sellers and Buyer shall join in making a timely election (but in no event later than the 15th day of the ninth full calendar month after the month in which the Closing Date occurs) under
Section 338(h)(10) of the Code (including the prerequisite election under Section 338 of the Code) and any similar state law provisions in all applicable states which permit corporations to make such elections, with respect to the sale and purchase of the RPI Shares pursuant to this Agreement, and, at the expense of Buyer, each party shall provide the others all necessary information to permit such elections to be made. If Buyer decides to make such elections:

                        (i) Buyer shall notify Sellers in writing of such
            decision at least ninety (90) days before such elections are to be made, and Buyer and Sellers shall, as promptly as practicable following the receipt of such notification and at the expense of Buyer, take all actions necessary and appropriate (including filing such forms, returns, schedules and other documents as may be required) to effect and preserve timely elections; provided, however, that Buyer shall be the party responsible for preparing and filing the forms, returns, schedules and other documents necessary for making an effective and timely election;

                        (ii) Notwithstanding anything to the contrary in this
            Agreement and in addition to the Purchase Price and any other amounts payable by Buyer to Sellers pursuant to this Agreement or otherwise, Buyer shall pay to each Seller prior to, and as a condition to, making such elections an additional amount (a "Gross-Up Payment") such that after payment by such Seller of all Taxes

            (including Taxes which would arise as a result of such elections, any interest, penalties or additions thereto imposed with respect to any Taxes, and the acceleration of any Tax Liability), including any Taxes imposed upon the Gross-Up Payment, upon the transactions contemplated by this Agreement after giving effect to such elections, such Seller retains an amount at least equal to the amount such Seller would have retained, after the imposition of Taxes on the Purchase Price, if such elections were not made. If the Gross-Up Payment paid at the time of such elections is subsequently determined to exceed the amount required hereunder, such Seller shall repay to Buyer the excess portion of the Gross-Up Payment at the time that the amount of such excess is finally determined. If the Gross-Up Payment paid at the time of such elections is subsequently determined to be less than the amount required hereunder, Buyer shall make an additional Gross-Up Payment in respect of such shortfall (plus any interest, penalties and additions payable by such Seller with respect to such excess) at the time that the amount of such shortfall is finally determined. Buyer and Sellers shall each reasonably cooperate with the others in connection with the determination of the amount of the Gross-Up Payment and any administrative or judicial proceedings concerning the existence or amount of Tax Liabilities. Buyer and Sellers shall act together in good faith to determine and agree upon the amount of such Gross-Up Payment. In the event that Buyer and the Sellers are unable to agree as to the amount of such Gross-Up Payment, Sellers' reasonable positions with respect to such Gross-Up Payment shall control. Buyer will bear all costs and expenses of Sellers (including legal and accounting fees, and including costs and expenses relating to the preparation and filing by Sellers of their Tax Returns and any amendments thereto, the determination of the amount of any Gross-Up Payments, and the resolution of any disputes either among the Parties or with third parties (including the Internal Revenue Service and other governmental or tax authorities)) incurred in connection with and as a result of such elections and the ramifications thereof. All amounts payable to or on behalf of a Seller pursuant to this Section 6(e) shall be made by wire transfer of federal or other immediately available funds to a bank account designated by such Seller.

                        (iii) In connection with such elections, within sixty
            (60) days following the receipt of the notification contemplated by
            Section 6(e)(i), Buyer and Sellers shall act together in good faith to determine and agree upon the "deemed sale price" to be allocated to each asset of RPI in accordance with Treasury Regulation Section 1.338(h)(10)-1(f) and the other regulations under Section 338 of the Code. Notwithstanding the generality of the immediately preceding sentence, Buyer and the Sellers agree that an aggregate of $50,000 shall be allocated to the covenants not to compete contained in
            Section 6(d) hereof, and the balance of the "deemed sale price" shall be allocated to the fixed assets, goodwill and other intangible assets of RPI. The parties acknowledge that the per share fair market value of the Stock Portion of the Purchase Price for all purposes is $3.00 per share and Buyer and Sellers agree that all Tax Returns filed by such parties and RPI shall reflect such value, and no party will take a position inconsistent therewith in connection with any Tax Return, audit or otherwise. Both Buyer and the Sellers shall report the tax consequences of the transactions contemplated by this Agreement consistently with such allocations and shall not take any position inconsistent with such allocations in any Tax Return or otherwise. In the event that Buyer and the Sellers are unable to agree as to such allocations, Buyer's reasonable positions with respect to such allocations shall control.

                        (iv) Notwithstanding anything to the contrary in this
            Agreement, the Sellers shall not be liable to Buyer, RPI or any other person for, and Buyer and RPI shall indemnify and hold harmless the Sellers from and against, any Adverse Consequences, Taxes or other costs attributable to such election, or the inability of Buyer to make such election, which arise from a failure on the part of RPI to qualify as an "S corporation" for federal and/or state income tax purposes.

                  (g) Employment Agreements. At the Closing, Buyer and each Seller shall enter into an employment agreement in substantially the form attached hereto as Exhibit D (each, a "Seller Employment Agreement").

                  (h) Incentive Compensation Program. Subject to the following proviso, Buyer and RPI shall maintain in existence, and perform in a manner consistent with RPI's past practices, the VLP Plan as in existence on the date hereof; provided, however, that:

                        (i) amounts available for distribution pursuant to the VLP Plan during such period shall be calculated, and shall be distributed, as set forth on the VLP Plan Schedule attached hereto, which schedule shows post-Closing allocation as follows: AppNet 150/Rauh 25/Rosenfeld 25/Other Employees 55.31;

                        (ii) the Sellers shall be entitled to participate in the post-Closing VLP Plan through December 31, 1998, after which time they shall participate in the Buyer's bonus or incentive compensation program for senior management as determined by the Board of Directors of RPI at such time and from time to time in accordance with Buyer's policies; and

                        (iii) the non-Seller employees of RPI who currently participate in the VLP Plan as of the Closing Date, together with any new employees which the President of RPI deems appropriate to participate in the VLP Plan after the Closing Date (after consultation with such person to whom the President of RPI reports as designated from time to time by the Chairman of the Board of Directors of RPI), shall be entitled to participate in the post-Closing VLP Plan though the second anniversary of the Closing Date at which time it shall either

                              (A) terminate if the President of RPI and the
Buyer mutually agree on an adequate replacement incentive bonus compensation plan in advance of such second anniversary of the Closing Date, or

                              (B) be extended through the third anniversary of
the Closing Date, at which time the VLP Plan shall terminate altogether.

                  (i) Option Grants. Within fifteen (15) days of the Closing Date, Buyer shall issue options (with four (4) year vesting and an exercise price of $3.00 per share of Buyer Common Stock) to purchase 160,000 shares of Buyer Common Stock to the persons and in the amounts set forth on the Option Allocation Schedule attached hereto, which options shall be represented and governed by option agreements in substantially the form of Exhibit I hereto (the "Buyer Option Agreements").

                  (j) Confidentiality. The Sellers will treat and hold as such all the Confidential Information and refrain from using any of the Confidential Information, except in connection with this Agreement, for a period of three (3) years from the Closing. In the event that the Sellers are requested or required (by request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar legal process) to disclose any Confidential Information, the Sellers will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6(j). If, in the absence of a protective order or the receipt of a waiver hereunder, the Sellers are compelled to disclose any Confidential Information or else stand liable for contempt, then Sellers may disclose the Confidential Information.

            7. Closing Deliveries.

                  (a) Closing Deliveries of the Sellers and RPI. At the Closing, RPI and the Sellers, as appropriate, shall perform and deliver the following, subject to waiver by the Buyer:

                        (i) each Seller shall deliver the certificate(s)
            representing his RPI Shares, all of which shall be free and clear of any Security Interests;

                        (ii) each Seller shall deliver an executed joinder to
            the Stockholders Agreement in the form set forth as Exhibit C hereto;

                        (iii) each Seller shall deliver an executed Seller
            Employment Agreement;

                        (iv) each Seller shall deliver an executed joinder to
            the Registration Agreement in the form set forth as Exhibit F hereto;

                        (v) each director of RPI shall deliver his respective
            resignation as a director of RPI, which shall be effective as of the Closing;

                        (vi) each Seller shall deliver an executed Equity
            Subscription Agreement in the form of Exhibit A hereto;

                        (vii) RPI shall deliver full releases of record, to the
            reasonable satisfaction of the Buyer, of all Security Interests securing indebtedness of RPI which have been paid in full prior to or at the Closing, and shall deliver termination statements relating to all Uniform Commercial Code financing statements covering such indebtedness;

                        (viii) the Sellers and all of RPI's officers, directors,
            employees and Affiliates shall deliver evidence of repayment in full in accordance with their terms all debts and other obligations, if any, owed to RPI;

                        (ix) RPI shall deliver documentation confirming that all
            appropriate corporate and shareholder authorizations of RPI have been obtained;

                        (x) each of the Key Employees shall deliver an executed
            employment agreement with RPI in form and substance satisfactory to the Buyer; and

                        (xi) the Sellers and RPI shall deliver an opinion of
            counsel in the form and substance set forth in Exhibit G-1 attached hereto.

                  (b) Closing Deliveries of the Buyer. At the Closing, Buyer shall perform and deliver the following, subject to waiver by the Sellers:

                        (i) Buyer shall pay to each Seller the Cash Portion of
            the Purchase Price payable to such Seller, which payment shall be made by wire transfer of federal or other immediately available funds to a bank account designated by such Seller at least two business days before the Closing Date;

                        (ii) Buyer shall deliver to each Seller the Stock
            Portion of the Purchase Price payable to such Seller by delivery of a validly issued certificate representing the Buyer's Shares payable to such Seller, which Buyer's Shares shall be free and clear of all Security Interests;

                        (iii) Buyer shall deliver to each Seller the Notes
            Portion of the Purchase Price payable to such Seller by delivery of a validly issued Buyer's Subordinated Note in the principal amount set forth on the Allocation Schedule with respect to such Seller, which Buyer's Subordinated Note shall be free and clear of all Security Interests;

                        (iv) Buyer shall deliver to the Sellers a joinder to the
            Stockholders Agreement in the form set forth as Exhibit C hereto duly executed by Buyer and any other parties thereto;

                        (v) Buyer shall deliver to each Seller a Seller
            Employment Agreement duly executed by Buyer;

                        (vi) Buyer shall deliver to the Sellers a joinder to the
            Registration Agreement in the form set forth as Exhibit F hereto duly executed by Buyer and any other parties thereto;

                        (vii) Buyer shall deliver to each Seller an Equity
            Subscription Agreement in the form of Exhibit A hereto duly executed by Buyer;

                        (viii) Buyer shall deliver to the Sellers documentation
            confirming that all appropriate corporate and shareholder authorizations of Buyer have been obtained; and

                        (ix) Buyer shall deliver an opinion of counsel in form
            and substance set forth in Exhibit G-2 attached hereto.

            8. Remedies for Breaches of This Agreement.

                  (a) Survival. All of the representations and warranties of the Sellers contained in Sections 3 and 5 and of the Buyer contained in Section 4 above shall survive the Closing hereunder and continue in full force and effect for a period of two (2) years thereafter, except for (i) the representations and warranties of the Sellers contained in Section 5(h) (Taxes), which shall survive until three months after the expiration of the relevant federal or state statute of limitations with respect thereto and (ii) the representations and warranties of the Sellers contained in Section 3(d) and of the Buyer contained in Section 4(g), which shall survive the Closing indefinitely. The other representations, warranties, and covenants of the Parties contained in this Agreement shall survive the Closing and continue in full force and effect for a period of seven
(7) years thereafter, except as otherwise provided elsewhere in this Agreement.

                  (b) Indemnification Provisions for Benefit of the Buyer.

                        (i) Subject to the limitations set forth in Section
            8(b)(iv), in the event (x) the Sellers breach any of their representations and warranties set forth in Section 5, (y) the particular representation or warranty breached survives the Closing and (z) the Buyer makes a written claim for indemnification against the Sellers pursuant to Section 8(g) (i) below within the applicable survival period for such representation or warranty, the Sellers, jointly and severally, shall indemnify the Buyer from and against any Adverse Consequences the Buyer suffers resulting from, arising out of, relating to, or caused by any such misrepresentation or breach of warranty by the Sellers.

                        (ii) Subject to the limitations set forth in Section
            8(b)(iv), in the event (x) a Seller breaches any of its several representations and warranties set forth in Section 3 or any of its several covenants set forth in this Agreement, (y) the particular representation, warranty or covenant breached survives the Closing and (z) the Buyer makes a written claim for indemnification against such Seller pursuant to Section 8(g)(i) below within the applicable survival period for such representation, warranty or covenant, such Seller, severally and not jointly, shall indemnify the Buyer from and against any Adverse Consequences the Buyer suffers resulting from, arising out of, relating to, or caused by any such misrepresentation or breach of warranty or covenant by such Seller.

                        (iii) Subject to the limitations set forth in Section
            8(b)(iv), if (x) it is determined by a final, nonappealable order in connection with any government or judicial proceeding to which RPI or either of the Sellers is a party that RPI's

            S corporation election pursuant to Section 1362 of the Code was not validly in effect for any period after such election was purportedly made and before the Closing and (y) the Buyer makes a written claim for indemnification against the Sellers pursuant to Section 8(g)(i) below within the applicable survival period for the indemnity set forth in this Section 8(b)(iii), the Sellers, jointly and severally, shall indemnify RPI from and against any federal or state income tax liability on the earnings of RPI for periods prior to the Closing during which RPI's S corporation election pursuant to Section 1362 of the Code was not validly in effect that is actually imposed on RPI as a result of such invalid election; provided, however, Sellers shall not be liable to Buyer for any Adverse Consequences, Taxes or other costs attributable to any earnings, income or gain of RPI which arise or result from any election under Section 338(h)(10) of the Code (including the prerequisite election under Section 338 of the Code) and any similar state law provisions in any applicable states which permit corporations to make such elections with respect to the sale and purchase of the RPI Shares pursuant to this Agreement, or the inability of Buyer to make such elections.

                        (iv) Notwithstanding anything to the contrary in this
            Agreement:

                              (A) The Sellers shall not have any obligation to
                  indemnify the Buyer from and against any Adverse Consequences resulting from, arising out of, relating to, or caused by any misrepresentation or breach of warranty or covenant of the Sellers set forth in this Agreement if the Buyer had actual knowledge of the misrepresentation or breach of warranty, or any Basis therefor which is disclosed or contained in any written information (including any due diligence materials or other written communications) provided by RPI or Sellers (or their attorneys, accountants, agents or representatives) to Buyer (or its attorneys, accountants, agents or representatives), at or before the time of the Closing, in which case Buyer shall be prohibited from making any claim for indemnification for such misrepresentation or breach of warranty.

                              (B) Buyer shall not make any individual claim for
                  indemnification for any misrepresentation or breach of warranty unless such individual claim caused Adverse Consequences of more than $25,000 (exclusive of any costs, fees or expenses of investigating or pursuing such individual claim).

                              (C) The Sellers shall not have any obligation to
                  indemnify the Buyer from and against any Adverse Consequences resulting from, arising out of, relating to, or caused by any misrepresentation, breach of warranty or covenant of the Sellers set forth in this Agreement unless and until the aggregate amount of the indemnifiable Adverse Consequences to the Buyer by reason of all misrepresentations or breaches of warranty or covenant by the Sellers exceeds $250,000, in which case the Sellers shall be obligated to indemnify the Buyer only for the aggregate indemnifiable Adverse Consequences in excess of $150,000, subject to the limitation set forth in Section 8(b)(iv)(D).

                              (D) The Sellers shall only have an obligation to
                  indemnify the Buyer from and against any Adverse Consequences resulting from, arising out of, relating to, or caused by any misrepresentation or breach of warranty or covenant of the Sellers set forth in this Agreement up to the aggregate amount of $5,000,000; provided, however, that with respect to any claim for indemnification by the Buyer for a Seller's misrepresentation or breach of warranty under Section 3(d), the limitation set forth in this Section 8(b)(iv)(D) shall not apply to such Seller but each Seller's obligation to indemnify the Buyer from and against any Adverse Consequences shall be limited to an amount equal to the portion of the Purchase Price received by such Seller; and provided further, however, that with respect to any claim for indemnification by the Buyer under Section 8(b)(iii) of this Agreement, the limitation set forth in this Section 8(b)(iv)(D) shall not apply but each Seller's obligation to indemnify the Buyer from and against any Adverse Consequences shall be limited to an amount equal to the aggregate distributions such Seller actually received from RPI as a stockholder of RPI with respect to the period during which RPI's S corporation election pursuant to Section 1362 of the Code was not validly in effect.

                              (E) Each Seller shall satisfy any indemnification
                  obligation to the Buyer first by surrendering to the Buyer all or a portion of the Buyer Subordinated Notes held by such Seller, which shall be valued at the principal amount thereof that is surrendered plus all accrued but unpaid interest thereon, and, second, in each Seller's sole and absolute discretion, by (i) paying cash to the Buyer, (ii) transferring to the Buyer all or a portion of the Buyer's Shares held by such Seller, which shall be valued at the higher of $3.00 per Buyer's Share or the "fair market value" per Buyer's Share (which "fair market value" shall be determined in the manner set forth in this Section 8(b)(iv)(E)), or (iii) any combination thereof. For purposes of this Section 8(b)(iv)(E) only, the "fair market value" per Buyer's Share shall be determined by valuing Buyer and its Subsidiaries as a whole, with the per Buyer's Share amounts being calculated on a fully diluted basis (taking into account the exercise prices of all options, warrants and other securities exercisable for or convertible into shares of Buyer's capital stock). In all cases, the determination of "fair market value" shall be made without consideration of (x) the lack of an actively trading public market for the Buyer Common Stock or other equity securities, (y) differences in the voting rights accompanying shares of the Buyer Common Stock or other equity securities, and (z) any discount for holdings of less than a majority or controlling interest of the outstanding capital stock of the

                  Buyer. The "fair market value" of the Buyer and its Subsidiaries as a whole shall be determined by agreement of the Buyer and the Sellers from whom indemnification is being sought. If the Buyer and such Sellers do not agree on the "fair market value" of the Buyer and its Subsidiaries as a whole within 15 days of the date on which the Buyer or such Sellers requests that such a determination be made, such fair market value shall be determined by an independent investment banking firm chosen by the Buyer and such Sellers. The Buyer shall cooperate fully in the determination of the "fair market value" of the Buyer and its Subsidiaries as a whole, whether such determination is to be made by agreement or by an independent investment banking firm, including giving such Sellers or such firm full access to the books, records and management of the Buyer and its subsidiaries and providing them with such other information as they may reasonably request in connection with such determination. All expenses of the chosen independent investment banking firm banking firm shall be borne by the Buyer.

                              (F) The obligations of the Sellers for
                  indemnification under this Section 8(b) shall terminate on the second anniversary of the Closing Date, except (i) as to matters as to which the Buyer has made a claim for indemnity on or prior to such date, which shall survive the expiration of such period until such claim is finally resolved and any obligations with respect thereto are fully satisfied; (ii) with respect to any claim for indemnification pursuant to either Section 8(b)(i) in respect of a misrepresentations or breach of the warranties set forth in Section 5(h) (Taxes) only, or Section 8(b)(iii) of this Agreement, which shall terminate three months after the expiration of the relevant federal or state statute of limitations except as to matters as to which any indemnified party has made a claim for indemnification on or prior to such date in which case the right to indemnification with respect thereto shall survive the expiration of such period until such claim is finally resolved and any obligations with respect thereto are fully satisfied; and (iii) with respect to any misrepresentation or breach of warranty under Section 3(d), which shall survive the Closing indefinitely.

                              (G) If Buyer pursues any claim for indemnification
                  under this Section 8(b) for which Sellers are jointly and severally liable, Buyer must pursue such claim against all Sellers in the same manner.

                              (H) Sellers shall not have any obligation to
                  indemnify or otherwise compensate Buyer from and against any Adverse Consequence (including, but not limited to, the loss of anticipated or desired Tax benefits) resulting from, arising out of, relating to, or caused by an invalid election, or the inability of Buyer to make an election, under Section 338(h)(10) of the Code (including the prerequisite election under Section

                  338 of the Code) and any similar state law provisions in any applicable states which permit corporations to make such elections with respect to the sale and purchase of the RPI Shares pursuant to this Agreement (including, but not limited to, an invalid election due to the failure of RPI to qualify as an "S corporation").

                        (v) The Parties shall make appropriate adjustments for
            tax benefits in determining the liability of the Sellers under this
            Section 8(b).

                  (c) Indemnification Provisions for Benefit of the Sellers.

                        (i) In the event (x) the Buyer breaches any of its
            representations, warranties or covenants set forth in this Agreement, (y) the particular representation, warranty or covenant breached survives the Closing and (z) the Sellers make a written claim for indemnification against the Buyer pursuant to Section 8(g)(i) below within the applicable survival period for such representation, warranty or covenant, the Buyer shall indemnify the Sellers from and against the entirety of any Adverse Consequences in excess of a $250,000 threshold (at which point the Buyer will be obligated to indemnify the Sellers from and against all such aggregate indemnifiable losses in excess of $150,000 the Sellers actually suffer (or are reasonably likely to suffer through and after the date of the claim for indemnification and after the end of the applicable survival period in respect thereto) resulting from, arising out of, relating to, in the nature of, or caused by the breach; provided, however, that Buyer shall not have any obligation to indemnify the Sellers from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach of any representation, warranty or covenant of Buyer in this Agreement in excess of $2,500,000 (after which point Buyer shall have no obligation to indemnify Sellers from and against further such Adverse Consequences); provided, however, that with respect to any claim for indemnification by Sellers for the Buyer's breach of its covenants under Section 6(e), none of the limitations set forth in this Section 8(c)(i) shall apply and Buyer's obligations to so indemnify the Sellers from and against any Adverse Consequences shall be unlimited.

                        (ii) The Buyer shall indemnify the Sellers from and
            against the entirety of all Taxes created from and the conversion by RPI to the accrual basis of tax accounting from the cash basis of tax accounting.

                        (iii) The Buyer shall indemnify the Sellers from and
            against the entirety of all Adverse Consequences, Taxes or other costs attributable to the earnings, income and gains of RPI which arise or result from any election under Section 338(h)(10) of the Code (including the prerequisite election under Section 338 of the Code) and any similar state law provisions in any applicable states which permit corporations to make such elections with respect to the sale and purchase of the RPI Shares pursuant to this Agreement, or the inability of Buyer to make such elections.

                        (iv) The Parties shall make appropriate adjustments for
            tax benefits in determining the liability of the Buyer under this
            Section 8(c).

                  (d) Matters Involving Third Parties. If any third party shall notify any Party (the "Indemnified Party") with respect to any matter which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 8, then the Indemnified Party shall notify in writing each Indemnifying Party thereof promptly, which notice shall describe the matter in reasonable detail, including relevant evidence and estimated Adverse Consequences; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is damaged and materially prejudiced from adequately defending such claim. In the event any Indemnifying Party notifies the Indemnified Party within thirty (30) days after the Indemnified Party has given notice of the matter that the Indemnifying party is assuming the defense thereof, (A) the Indemnifying Party will defend the Indemnified Party against the matter with counsel of its choice reasonably satisfactory to the Indemnified Party, (B) the Indemnified Party may retain separate co-counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses of the separate co-counsel to the extent the Indemnified Party reasonably concludes that the counsel the Indemnifying Party has selected has an actual conflict of interest), (C) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement or compromise with respect to the matter without the prior written consent of the Indemnifying Party, and (D) the Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement or compromise which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all Liability with respect thereto, without the written consent of the Indemnified Party (not to be withheld unreasonably). In the event no Indemnifying Party notifies in writing the Indemnified Party within thirty (30) days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, however, (A) the Indemnified Party may defend himself or itself against the matter with counsel of its choice, (B) the Indemnifying Party may retain separate co-counsel at its sole cost and expense,
(C) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement or compromise with respect to the matter without the prior written consent of the Indemnifying Party, and (D) the Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement or compromise which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all Liability with respect thereto, without the written consent of the Indemnified Party (not to be withheld unreasonably). At any time after commencement of any such action, any Indemnifying Party may request an Indemnified Party to accept a bona fide offer from the other Party(ies) to the action for a monetary settlement payable solely by such Indemnifying Party (which does not burden or restrict the Indemnified Party nor otherwise prejudice him or her) whereupon such action shall be taken unless the Indemnified Party determines that the dispute should be continued, the Indemnifying Party shall be liable for indemnity hereunder only to the extent of the lesser of (i) the amount of the settlement offer or (ii) the amount for which the Indemnified Party may be liable with respect to such action. In addition, the Party controlling the defense of any third-party claim shall deliver, or cause to be delivered, to the other Party copies of all correspondence, pleadings, motions, briefs, appeals or other written statements relating to or submitted in connection with the defense of the third-party claim, and timely notices of, and the right to participate in (as an observer) any hearing or other court proceeding relating to the third-party claim.

                  (e) Exclusive Remedy. The Parties acknowledge and agree that the foregoing indemnification provisions in this Section 8 shall be the exclusive remedy of the Parties for any breach of the representations, warranties and covenants of the Parties contained in this Agreement.

                  (f) Payment. Promptly after the final resolution of any disputes relating to a claim for indemnification pursuant to this Section 8, the Indemnifying Parties shall pay to the Indemnified Party as may be entitled to indemnity hereunder in cash the amount of any Adverse Consequences to which such Indemnified Party may become entitled to by reason of the provisions of Section 8 of this Agreement.

                  (g) Notice of Claims; Arbitration with Respect to Certain Indemnification Matters.

                  (i) A party seeking indemnification under this Section 8 shall promptly notify the party against whom indemnification is sought in writing of the assertion or discovery of any fact upon which the Indemnified Party intends to base a claim for indemnification hereunder. Such notice shall set forth the amount of the claim and specify the alleged Basis of the claim. The delay or failure of any party to provide notice hereunder shall not in any way limit indemnification rights hereunder except to the extent that the Indemnifying Party shall have been materially adversely affected by such delay or failure. The Parties shall attempt to resolve all disputes with respect to claims for indemnification pursuant to this
            Section 8 within ninety (90) days of receipt by the Indemnifying Parties of the notice contemplated by the first sentence of this
            Section 8(g)(i). If the Parties are unable to resolve such disputes within such period, any Party may submit such disputes to arbitration in accordance with Section 8(g)(ii).

                  (ii) THE PARTIES AGREE TO SUBMIT TO ARBITRATION, IN ACCORDANCE
            WITH THESE PROVISIONS, ANY DISPUTED CLAIM OR CONTROVERSY ARISING FROM OR RELATED TO THE ALLEGED BREACH OF THIS AGREEMENT OR ANY DISPUTED INDEMNIFICATION CLAIM MADE PURSUANT TO THIS SECTION 8. THE PARTIES FURTHER AGREE THAT THE ARBITRATION PROCESS AGREED UPON HEREIN SHALL BE THE EXCLUSIVE MEANS FOR RESOLVING ALL DISPUTES MADE SUBJECT TO ARBITRATION HEREIN, BUT THAT NO ARBITRATOR SHALL HAVE AUTHORITY TO EXPAND THE SCOPE OF THESE ARBITRATION PROVISIONS. ANY ARBITRATION HEREUNDER SHALL BE CONDUCTED UNDER THE COMMERCIAL ARBITRATION RULES OF THE AMERICAN ARBITRATION ASSOCIATION (AAA). EITHER PARTY MAY INVOKE ARBITRATION PROCEDURES HEREIN BY

            WRITTEN NOTICE FOR ARBITRATION CONTAINING A STATEMENT OF THE MATTER TO BE ARBITRATED. THE PARTIES SHALL THEN HAVE FOURTEEN (14) DAYS IN WHICH THEY MAY IDENTIFY A MUTUALLY AGREEABLE, NEUTRAL ARBITRATOR. AFTER THE FOURTEEN (14) DAY PERIOD HAS EXPIRED, THE PARTIES SHALL PREPARE AND SUBMIT TO THE AAA A JOINT SUBMISSION, WITH EACH PARTY TO CONTRIBUTE HALF OF THE APPROPRIATE ADMINISTRATIVE FEE. IN THE EVENT THE PARTIES CANNOT AGREE UPON A NEUTRAL ARBITRATOR WITHIN FOURTEEN
            (14) DAYS AFTER WRITTEN NOTICE FOR ARBITRATION IS RECEIVED, THEIR JOINT SUBMISSION TO THE AAA SHALL REQUEST ARBITRATORS WHO ARE PRACTICING ATTORNEYS WITH PROFESSIONAL EXPERIENCE IN THE FIELD OF CORPORATE LAW, AND THE PARTIES SHALL ATTEMPT TO SELECT AN ARBITRATOR FROM THE PANEL ACCORDING TO AAA PROCEDURES. UNLESS OTHERWISE AGREED BY THE PARTIES, THE ARBITRATION HEARING SHALL TAKE PLACE IN THE WASHINGTON, D.C. METROPOLITAN AREA, AT A PLACE DESIGNATED BY THE AAA. ALL ARBITRATION PROCEDURES HEREUNDER SHALL BE CONFIDENTIAL. EACH PARTY SHALL BE RESPONSIBLE FOR ITS COSTS INCURRED IN ANY ARBITRATION, AND THE ARBITRATOR SHALL NOT HAVE AUTHORITY TO INCLUDE ALL OR ANY PORTION OF SAID COSTS IN AN AWARD REGARDLESS OF WHICH PARTY PREVAILS. THE ARBITRATOR MAY INCLUDE EQUITABLE RELIEF. ANY ARBITRATION AWARDED SHALL BE ACCOMPANIED BY A WRITTEN STATEMENT CONTAINING A SUMMARY OF THE ISSUES IN CONTROVERSY, A DESCRIPTION OF THE AWARD, AND AN EXPLANATION OF THE REASONS FOR THE AWARD.

            9. Miscellaneous.

                  (a) Press Releases and Announcements. No Party shall issue any press release or public announcement relating to the subject matter of this Agreement or the transactions contemplated hereby prior without the prior written approval of the Buyer and the Sellers, which written approval will not be unreasonably withheld; provided, however, that any Party may make any public disclosure that is required by law or regulation (in which case, prior to making the disclosure, the disclosing Party will (i) advise the other Parties of the circumstances requiring disclosure and the form and substance of the proposed disclosure, (ii) provide the other Parties with an opportunity to comment on the proposed disclosure and (iii) use its best efforts to obtain the other Parties approval of the form and substance of the proposed disclosure).

                  (b) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

                  (c) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, that may have related in any way to the subject matter hereof.

                  (d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Sellers; provided, however, that the Buyer may assign (i) any or all of its rights and interests hereunder to a wholly-owned Subsidiary (in any or all of which cases the Buyer nonetheless shall remain liable and responsible for the performance of all of its respective obligations hereunder) or (ii) any or all of its rights under Section 8 of the Agreement to any lender providing debt financing to the Buyer or its Affiliates.

                  (e) Facsimile/Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more parties hereto by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any Party hereto, all parties hereto shall execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

                  (f) Descriptive Headings. The descriptive section headings contained in this Agreement are inserted for convenience or reference only and shall not control or affect in any way the meaning, interpretation, or construction of any of the provisions of this Agreement.

                  (g) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

         If to RPI:

                  Research & Planning, Inc.
                  One Broadway
                  9th Floor
                  Cambridge, MA  02142
                  Attn.:  Thomas H. Rauh, President
                  Tel:  (617) 528-9700
                  Fax:  (617) 547-0380
         with a copy to:

                  Testa, Hurwitz & Thibeault, LLP
                  High Street Tower
                  125 High Street
                  Boston, MA  02110
                  Attn.: Mark H. Burnett, Esq.
                  Tel:   (617) 248-7000
                  Fax:   (617) 248-7100

         If to Thomas H. Rauh:

                  Thomas H. Rauh
                  2 Prides Circle
                  Andover, MA  01810
                  Tel:   (978) 475-1592
                  Fax:   (978) 475-8930

         with a copy to:

                  Testa, Hurwitz & Thibeault, LLP
                  High Street Tower
                  125 High Street
                  Boston, MA  02110
                  Attn.: Mark H. Burnett, Esq.
                  Tel:   (617) 248-7000
                  Fax:   (617) 248-7100

         If to William L. Rosenfeld:

                  William L. Rosenfeld
                  34 Moreland Avenue
                  Lexington, MA  02173
                  Tel:   (781) 862-7480
                  Fax:   (781) 862-8978

         with a copy to:

                  Testa, Hurwitz & Thibeault, LLP
                  High Street Tower
                  125 High Street
                  Boston, MA  02110
                  Attn.: Mark H. Burnett, Esq.
                  Tel:   (617) 248-7000
                  Fax:   (617) 248-7100

         If to the Buyer:

                  c/o AppNet Systems, Inc.
                  6700A Rockledge Drive
                  Suite 525
                  Bethesda, Maryland  20817
                  Attn.:   Toby Toboccowala
                  Tel:     (301) 581-2470
                  Fax:     (301) 581-2488

         with a copy to:

                  Hogan & Hartson L.L.P.
                  555 Thirteenth Street, NW
                  Washington, D.C.  20004
                  Attn.:   J. Hovey Kemp, Esq.
                           Tel:  (202) 637-5623
                           or
                           Christopher J. Hagan, Esq.
                           Tel:  (202) 637-5771
                           Fax:  (202) 637-5910

Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

                  (h) Governing Law. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

                  (i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Sellers. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

                  (j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

                  (k) Expenses. The Buyer will bear its own costs and expenses (including legal and accounting fees and expenses and investment banking fees) incurred in connection with this Agreement and the transactions contemplated hereby. RPI will bear the costs and expenses (including legal and accounting fees and expenses and investment banking fees) incurred by RPI and the Sellers in connection with this Agreement and any of the transactions contemplated hereby.

                  (l) Construction. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant relating to the same subject matter as any other representation, warranty or covenant (regardless of the relative levels of specificity) which the Party has not breached, it shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

                  (m) Incorporation of Exhibits, Annexes, and Schedules. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

                  (n) Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

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                                      -42-

            IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                     BUYER:

                                     APPNET SYSTEMS, INC.


                                     By: /s/ Terrence M. McManus
                                        --------------------------------
                                        Name:  Terrence M. McManus
                                             ---------------------------
                                        Title: Senior Vice President,
                                                 Secretary and Treasurer
                                             ---------------------------


                                     RPI:

                                     RESEARCH & PLANNING, INC.


                                     By: /s/ Thomas H. Rauh
                                        --------------------------------
                                        Thomas H. Rauh
                                        President


                                     SELLERS:

                                      /s/ Thomas H. Rauh
                                     -----------------------------------
                                     Thomas H. Rauh

                                      /s/ William L. Rosenfeld
                                     -----------------------------------
                                     William L. Rosenfeld


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